UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2006
BANCTRUST FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Alabama	0-15423	63-0909434
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

100 St. Joseph Street, Mobile, Alabama	36602
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (251) 431-7800

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

___	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

BancTrust Financial Group, Inc. (the "Company") is filing this current report on Form 8-K to report the following changes, approved at a meeting of the Company's Board of Directors held on May 11, 2006, to its compensation arrangements with its executive officers:

The Board approved amendments to the Change in Control Compensation Agreements of two of the Company's executive officers, Michael D. Fitzhugh and Bruce C. Finley, Jr. Mr. Fitzhugh's agreement will be amended to increase the amount of cash payment to which he would be entitled if his payment right under the agreement were triggered from one and one-half times average annual earnings to three times average annual earnings. Mr. Finley's agreement will be amended to increase the amount of cash payment to which he would be entitled if his payment right under the agreement were triggered from one times average annual earnings to three times average annual earnings. In addition, the time following termination after which benefits would be paid under these agreements was increased to three years for both of them, from one and one-half years for Mr. Fitzhugh and from one year for Mr. Finley.

The Board also approved a new long-term incentive plan for the Company.  In 2004, the Board began working with a consultant to develop a strategy-focused long-term incentive plan.  The Board decided to use restricted stock, rather than stock options, to compensate participants in the plan, a group comprised of key officers of the Company and its subsidiaries.  200,000 shares of restricted stock reserved for issuance under the Company's 2001 Incentive Compensation Plan have been identified as being issuable under the new long-term incentive plan.  Less than 200,000 shares are available under the 2001 Incentive Compensation Plan, and the 2001 Plan will have to be amended in order for all 200,000 shares of restricted stock contemplated by the long-term incentive plan to be issued from the 2001 Plan. As work on the long-term incentive plan continued over the past two years, the Board granted awards of restricted stock to officers expected to be participants in the plan.  26,000 shares were awarded in January 2005 for performance in 2004, and 36,000 shares were awarded in January 2006 for performance in 2005.  A maximum of 41,000 shares of restricted stock have been identified for issuance in 2007 for performance in 2006. The Board has now finalized the long-term incentive plan, which covers the five-year period beginning January 1, 2004.  For a participant to earn the full number of restricted shares identified for issuance under the new long-term incentive plan, the Company and the participant must achieve certain goals identified in the Company's strategic plan, with net income growth for the Company being the most important.  For restricted shares to vest, the participant must remain employed with the Company for the period of thirty-six consecutive months after the shares are awarded. Assuming all 41,000 shares of restricted stock identified for issuance for 2006 performance are issued, then 100,000 shares would remain for issuance to reward performance in 2007 and 2008; however, assuming no additional issuances or forfeitures under the 2001 Plan, only 42,400 shares would be available for issuance under the 2001 Incentive Compensation Plan, absent an amendment increasing the number of shares available.

A copy of the BancTrust Financial Group, Inc. Director and Executive Officer Compensation Summary as of May 11, 2006 is filed herewith as Exhibit 10.1.

Item 9.01.	Exhibits.

(c) The following materials are included as Exhibits to this Current Report on Form 8-K:

10.1 BancTrust Financial Group, Inc. Director and Officer Compensation Summary as of May 11, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANCTRUST FINANCIAL GROUP, INC.
DATE: 05/17/2006	By: /s/F. Michael Johnson
F. Michael Johnson
Chief Financial Officer